Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated February 24, 2026 (which report includes an explanatory paragraph about the existence of substantial doubt concerning FibroBiologics, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of FibroBiologics, Inc. as of and for the years ended December 31, 2025 and 2024, which is incorporated by reference in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
July 9, 2026